Exhibit 99.1

News Release
Contact: Michael Stivala Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares Increase in

Annualized Distribution Rate to $3.50 per Common Unit

Whippany, New Jersey, January 24, 2013 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced that its Board of Supervisors declared the 29th increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.8525 to $0.8750 per Common Unit for the three months ended December 29, 2012, or $3.50 per Common Unit on an annualized basis. The distribution is payable on February 12, 2013 to Common Unitholders of record as of February 5, 2013.

In announcing the increase in the quarterly distribution rate, President and Chief Executive Officer, Michael J. Dunn, Jr. said, “We are pleased to reaffirm the increase in our annualized distribution rate to $3.50 per Common Unit that was previously announced on April 26, 2012 in connection with the Inergy Propane acquisition. This represents an increase of $0.09 per Common Unit, a growth rate of 2.6% over the previous distribution rate. This increase demonstrates confidence in the future prospects of the combined business and our ability to effectively integrate. We remain firmly committed to delivering sustainable, profitable growth to our valued unitholders.”

Nominees are hereby notified that there is a withholding requirement of 39.6% for foreign partners from the $0.8750 per unit cash distribution under Section 1446 of the Internal Revenue Code.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 1.2 million residential, commercial, industrial and agricultural customers through more than 750 locations in 41 states.

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